                Exhibit 4.16

HIBERNIA CORPORATION

RETIREMENT SECURITY PLAN

AMENDMENT NO. 2

(Voting Fiduciary)

Whereas, Hibernia Corporation, a corporation organized and existing under the laws of the State of Louisiana (the “Company”), maintains the Retirement Security Plan, a plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and to be an “employee pension benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to comply with the provisions of ERISA Section 404(c) (the “Plan”);

Whereas, the Plan offers for investment thereunder a unitized pooled or collective fund, the assets of which are comprised primarily or solely of no par value common stock issued by the Company, which is a qualifying employer security within the meaning of ERISA Section 407(d)(5) (“Employer Securities”);

Whereas, under the terms of the Plan, Participants, Beneficiaries and alternate payees therein are entitled to direct the voting of Employer Securities deemed allocated to their accounts and to direct the exercise of all rights and privileges appurtenant thereto (any such person whose accounts are invested in whole or in part in Employer Securities as of the applicable record or similar date designated by the Company, or, as applicable, any Beneficiary (as defined in the Plan) or alternate payee (within the meaning of ERISA Section 206(d)(3)) with respect to such Participant account, is referred to herein as a “Beneficial Owner”);

Whereas, pursuant to an Agreement and Plan of Merger dated as of March 6, 2005 (the “Merger Agreement”), by and between the Company and Capital One Financial Corporation (“Capital One”), the Company has agreed to merge with and into Capital One (the “Merger”), with Capital One the surviving entity in the Merger, and Capital One (or an affiliate thereof) will be deemed the sponsor of the Plan;

Whereas, shareholders of the Company, including Beneficial Owners, are entitled to vote to approve the Merger and, assuming the Merger is approved, to elect the type of merger consideration to be received in exchange for Employer Securities, subject to adjustment as provided in the Merger Agreement;

Whereas, pursuant to a Resolution dated April 20, 2005, the Board of Directors of the Company has delegated to the Employee Benefit Plans Committee of the Company (the “Committee”) the authority to amend the Plan and to take any and all other actions and do all other things as the Committee deems, in its discretion, necessary or appropriate to facilitate the consummation of the Merger and the other transactions contemplated thereby.

Now, Therefore, effective as of the date written below, the Plan shall be amended as follows:

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1.            Paragraphs 15.5 and 15.6 of the Plan shall be amended and restated in the form of paragraph 15.5, to read in its entirety as follows:

15.5       Exercise of Voting and Other Rights and Privileges Appurtenant to Employer Securities.

a.

Appointment of Voting Fiduciary: The Committee shall be appointed as a voting fiduciary with respect to the Plan, which fiduciary shall exercise the discretionary power and authority set forth herein (the “Voting Fiduciary”). The Voting Fiduciary, when acting as such, shall possess only the power and authority set forth herein, and, unless the Voting Fiduciary otherwise serves as a fiduciary of the Plan, the Voting Fiduciary shall have no additional fiduciary or other responsibilities or duties or additional power, authority or discretion with respect to the Plan when acting in its capacity as such.

b.

Rights Pass-Through: With respect to all corporate matters, Beneficial Owners shall be entitled to vote Employer Securities allocated to their Accounts hereunder and shall be entitled to exercise the rights and privileges appurtenant to such securities (which rights and privileges include, without limitation, the right to elect the type of consideration to be received in exchange for such securities in a merger or similar transaction). For this purpose, the number of Employer Securities allocated to a Beneficial Owner’s Accounts, from time to time, shall be determined in accordance with paragraph 15.3 of the Plan. The term “Beneficial Owner” shall mean a Participant, Beneficiary or alternate payee whose Accounts are invested in whole or in part in Employer Securities as of the applicable record or similar date designated by the Company.

c.	Power and Authority: Notwithstanding any provision of this Plan to the contrary, the Voting Fiduciary shall have the exclusive power and authority to:
i.

As soon as is reasonably practicable prior to any annual or special meeting of the Employer’s shareholders, furnish (or cause to be furnished) to each Beneficial Owner (determined as of the applicable record date by the Committee or a third party recordkeeper designated by the Committee or the Employer) a copy of any proxy solicitation material furnished to shareholders of the Employer, together with a form requesting confidential instructions on how Employer Securities allocated to each such Beneficial Owner’s Accounts are to be voted and how other rights and privileges appurtenant to such securities are to be exercised.

ii.

Prepare and distribute (or cause to be distributed) to each Beneficial Owner such additional information concerning the exercise of voting or other rights and privileges appurtenant to Employer Securities as the Voting Fiduciary, in its discretion, deems necessary or appropriate; such additional information is to be distributed at such time or times as the Voting Fiduciary deems appropriate.

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iii.

Hold in confidence (or cause to be held in confidence) the voting and other instructions received from each Beneficial Owner, except to the extent disclosure is required to comply with Federal or state law not preempted by ERISA.

iv.

Direct the Trustee to vote Employer Securities or to exercise rights and privileges with respect to Employer Securities, as applicable, in accordance with the instructions received from Beneficial Owners. The Voting Fiduciary shall direct the Trustee not to vote Employer Securities with respect to which no instructions are received from Beneficial Owners and shall direct the Trustee to exercise the other rights and privileges appurtenant to such Employer Securities as the Voting Fiduciary directs, in its sole discretion, after determining such action to be in the best interests of Participants and Beneficiaries.

v.	Employ such third parties as may be necessary or appropriate to effect its duties and obligations hereunder, which may include third parties employed by the Employer for a similar purpose.
vi.	Enter into such ancillary agreements with such persons as it deems necessary or appropriate to effectuate the foregoing power and authority.
d.	Recommendations: The Voting Fiduciary shall not make any recommendations to Beneficial Owners concerning the exercise of voting or other rights and privileges appurtenant to Employer Securities.
e.

Construction: The Voting Fiduciary shall perform the foregoing duties in a manner consistent with the provisions of ERISA Section 404(c) and the regulations promulgated thereunder. The Voting Fiduciary may adopt such rules and procedures as it deems necessary or appropriate in connection with this paragraph 15.5. The Voting Fiduciary shall further be designated as the fiduciary described in DOL Reg. 2550.404c-1(d)(2)(ii)(E)(4)(viii) and such fiduciary shall perform the duties set forth therein.

If and to the extent an Account maintained hereunder is not deemed subject to the provisions of ERISA Section 404(c) and solely for the purpose of providing directions as to the exercise of such voting and other rights or privileges with respect to Employer Securities allocated to such Account, each affected Beneficial Owner shall be deemed to be a “named fiduciary” of his or her Account within the meaning of ERISA Section 402(a)(2).

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f.

Fees and Expenses: Fees and direct expenses charged or incurred by the Voting Fiduciary in connection with the execution of its duties hereunder shall be paid by the Employer (or an affiliate thereof), unless the Voting Fiduciary obtains an opinion of counsel that such fees and expenses may be paid from the assets comprising the Plan. In no event, however, shall any person acting as the Voting Fiduciary hereunder who is also an employee, officer or director of the Employer or its affiliates, receive compensation for the performance of his or her duties hereunder.

2.            The following paragraph 15.6 shall be added to the Plan to read in its entirety as follows:

15.6 Delegation. If the Voting Fiduciary, in its discretion, determines that the facts and circumstances surrounding the exercise of any voting or other right or privilege appurtenant to Employer Securities (including, without limitation, the right to elect the type of merger consideration to be received in exchange for Employer Securities in a merger) may give rise to the potential for undue influence by the Employer or its affiliates, including their employees, officers and directors, the Voting Fiduciary shall appoint an independent fiduciary and delegate to such fiduciary all or a portion of the power and authority granted to it in paragraph 15.5 hereof, subject to any limitations set forth in the delegation of power and authority by the Voting Fiduciary.

For this purpose, the Voting Fiduciary shall determine whether a person or entity is independent, taking into account all relevant facts and circumstances, including, but not limited to, the number of Employer Securities held by such person and its officers and directors.

3.            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

This Amendment No. 2 has been executed in multiple originals on this 9th day of June 2005.

Hibernia Corporation, acting through its Employee Benefit Plans Committee

By: /s/ Michael Zainey

Its: Executive Vice President

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